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                                                                    EXHIBIT 99.3

Cobblestone Golf Group, Inc. and Cobblestone Holdings, Inc.
Announce Tender Offer for High Yield Bonds

DEL MAR, Calif., Jan. 13/PRNewswire/--Cobblestone Golf Group, Inc. and Cobblestone Holdings, Inc. (OTC Bulletin Board: CBBS-news; together, "Cobblestone" or the "Company") today announced a tender for the repurchase of all outstanding 11.5% Senior Notes due 2003, issued by Cobblestone Golf Group, Inc., and all outstanding 13.5% Senior Zero Coupon Notes due 2004, issued by Cobblestone Holdings, Inc. The Company is also soliciting consents to certain indenture amendments. The total principal amount of the 11.5% Senior Notes is $70 million and the total accreted amount of the 13.5% Zero Coupon Notes is approximately $37.7 million. The tender price and consent payment, assuming 100% participation in the tender offer, will be approximately $78.5 million for the 11.5% Senior Notes and approximately $44.2 million for the 13.5% Zero Coupon Notes. The combined amounts total approximately $122.8 million.

The tender offer is being conducted in conjunction with the previously announced acquisition of Cobblestone by Meditrust Corporation (NYSE:MT-news; the "Acquisition") and is anticipated to be completed simultaneously with the Acquisition. The tender offer will expire at 5:00 p.m., New York City time, on February 11, 1998, but holders must tender by 5:00 p.m., New York City time, on January 27, 1998 in order to receive both the tender offer payment and the consent payment ($25 per $1,000 principal amount of notes). The tender offer is subject to a minimum participation rate of 66.67%.

Donaldson, Lufkin & Jenrette Securities Corporation is acting as dealer manager for the tender offer and Norwest Bank Minnesota is acting as depositary in the tender offer.

Cobblestone, founded in 1992, is one of the leading golf course owners and operators in the United States. The Company's portfolio includes 25 facilities with 29 golf courses consisting of ten private country clubs, six semi-private clubs and nine daily fee facilities located in Arizona, California, Florida, Georgia, Texas and Virginia.